EX‑35.8

(logo) WELLS FARGO	CMBS Department MAC N9401-011 1055 10th Avenue S.E. Minneapolis, MN 55414

                Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045-1951

                RE: Annual Statement of Compliance for Morgan Stanley Bank of America Merrill Lynch Trust 2013-C9, Commercial Mortgage Pass-Through

            Certificates Series 2013-C9

Per the Pooling and Servicing Agreement dated as of May 1, 2013 (the “Agreement”), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Custodian (“Wells Fargo”), hereby certifies as follows as of and for the year ending December 31, 2014 (the “Reporting Period”):

(a)    A review of Wells Fargo’s activities during the Reporting Period and of its performance under the Agreement has been made under such officer’s supervision; and

(b)   To the best of such officer’s knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

February 18, 2015

/s/ Gail Vannest

GAIL VANNEST

Vice President

                Wells Fargo Bank, N.A.